Exhibit 99.1

Centric Brands Inc. Names Anurup Pruthi Chief Financial Officer

Glenn Krevlin to Join Board of Directors

NEW YORK, November 6, 2018 – Centric Brands Inc. (the “Company”) (NASDAQ: CTRC), a leading lifestyle brands collective, formerly known as Differential Brands Group Inc., today announced that Anurup Pruthi has joined the Company and has assumed the role of Chief Financial Officer effective immediately. Anurup will report to Jason Rabin, Chief Executive Officer.

“We are thrilled to have a seasoned retail executive like Anurup join our team as we begin to build and grow Centric Brands. With more than 25 years of experience spanning numerous financial and operational roles at large retail and consumer branded companies across the globe, Anurup brings extensive knowledge and expertise to our executive team. I look forward to partnering with him as we leverage and grow our core expertise in women’s, men’s and kids’ apparel and accessories,” said Jason Rabin, Chief Executive Officer.

Mr. Pruthi most recently served as Chief Financial Officer at The Children’s Place, the largest pure-play children’s specialty retailer in North America with annual sales of nearly $2.0 billion and more than 1,000 stores across the globe. Prior to this role, Mr. Pruthi served as the Chief Financial Officer of the retail subsidiary of Reliance Industries, as well as the Chief Executive Officer of the Future Group business consulting and services company. He also held senior executive financial and operational positions at Burberry PLC, Mexx Europe Holding, a subsidiary of Liz Claiborne, Inc., and at Liz Claiborne, Inc. Mr. Pruthi holds a Master's Degree in Finance and Bachelor of Science in Finance from Bentley College.

Mr. Pruthi stated. “I am extremely excited to join Centric Brands Inc. today. I look forward to working with Jason and the talented executive team to capitalize on the many opportunities that lie ahead for the Company and deliver value to our shareholders.”

In addition, Centric Brands Inc. has also announced that Glenn Krevlin will join the Company’s Board of Directors effective immediately.

“Glenn brings over thirty years of experience advising and investing in top-tier consumer brands. He holds long standing positions on other public company consumer boards of directors and has been instrumental in helping to lead various growth efforts for companies,” said William Sweedler, Managing Partner of Tengram Capital Partners LP and Chairman of the Board of Directors. “We’re thrilled that Glenn has joined the Centric Brands board and know that he will be a valuable addition to our team as we continue to grow the Company and pursue the market opportunities ahead.”

Mr. Krevlin is Founder, Principal & Portfolio Manager of Glenhill Capital, a fundamental equity investment manager founded in 2001. Prior to founding Glenhill Capital, he was Partner & Portfolio Manager at Cumberland Associates for 11 years and began his career at Goldman Sachs. Mr. Krevlin currently serves on the Board of Directors for Design Within Reach, Inc. and served as a member of the Board of Directors for Restoration Hardware Inc for over 15 years. Mr. Krevlin graduated from Wesleyan University in 1982, where he received his BA in Economics and Government; and from New York University Stern School of Business in 1988 with an MBA.

About Centric Brands:

Centric Brands (NASDAQ: CTRC) is a leading lifestyle brands collective, bringing together creative minds from the worlds of fashion and commerce, sourcing, technology, marketing and digital. We design, produce, manage and build kids’ wear and women’s and men’s accessories and apparel and distribute our products across all retail and digital channels in North America and in international markets. We also license over 100 brands across our core product categories including kids’, women’s and men’s accessories and apparel. Our company-owned brands are Hudson®, a designer and marketer of women's and men's premium, branded denim and apparel, Robert Graham®, a sophisticated, eclectic apparel and accessories brand seeking to inspire a global movement, and SWIMS®, a Scandinavian lifestyle brand best known for its range of fashion-forward, water-friendly footwear, apparel and accessories. We employ approximately 4,000 employees in offices in New York City, Greensboro, Los Angeles and Montreal, and in stores throughout North America. For more information, please visit Centric Brands’ website: www.centricbrands.com.

Contacts
Investor Relations
ICR - Tom Filandro/Caitlin Morahan
203-682-8200
CentricBrandsIR@icrinc.com

Media Relations
ICR - Jessica Liddell/Brittany Fraser
203-682-8200
CentricBrandsPR@icrinc.com